Exhibit 5.1

O O’MELVENY & MYERS LLP
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December 27, 2005

Hexion U.S. Finance Corp.

180 East Broad Street

Columbus, OH 43215

Hexion Nova Scotia Finance, ULC

180 East Broad Street

Columbus, OH 43215

Re:	Registration of Securities of Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (File No. 333-122826), as amended (the “Registration Statement”), of Hexion U.S. Finance Corp., a Delaware corporation, and Hexion Nova Scotia Finance, ULC, a Nova Scotia unlimited liability company, (each an “Issuer”, and together, the “Issuers”), in connection with the Issuers’ offer to exchange up to (i) $150,000,000 aggregate principal amount of the Issuers’ Second-Priority Senior Secured Floating Rate Notes due 2010, which have been registered under the Securities Act of 1933 (the “Exchange Floating Rate Notes”), for a like principal amount of the Issuers’ outstanding Second-Priority Senior Secured Floating Rate Notes due 2010 (the “Old Floating Rate Notes”) and (ii) $325,000,000 aggregate principal amount of the Issuers’ 9% Second-Priority Senior Secured Notes due 2014, which have been registered under the Securities Act of 1933 (the “Exchange Fixed Rate Notes” and, together with the Exchange Floating Rate Notes, the “Exchange Notes”), for a like principal amount of the Issuers’ outstanding 9% Second-Priority Senior Secured Notes due 2014 (the “Old Fixed Rate Notes” and, together with the Old Floating Rate Notes, the “Old Notes”), with the Exchange Notes to be guaranteed (the “Guarantees”) by each of the parties listed on Schedule I attached hereto (each a “Guarantor” and collectively, the “Guarantors”).

Hexion U.S. Finance Corp.

Hexion Nova Scotia Finance, ULC

December 27, 2005

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and unlimited liability company records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	Assuming the due authorization by Hexion Nova Scotia Finance, ULC, when issued, executed, delivered and authenticated in accordance with the terms of the Registered Exchange Offer and the Indenture (each as defined in the Registration Rights Agreement dated as of August 12, 2004, among the Issuers, Hexion Specialty Chemicals, Inc., certain subsidiaries of Hexion Specialty Chemicals, Inc. listed on a schedule thereto, Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated), the Exchange Notes will be the legally valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights generally.

2.	Assuming due authorization of the Guarantees and due authorization of the Indenture by Hexion Specialty Chemicals Inc., when the Exchange Notes have been issued, executed and authenticated in accordance with the terms of the Registered Exchange Offer and the Indenture, the Guarantees of each Guarantor with respect to the Exchange Notes will be the legally valid and binding obligation of such Guarantor, enforceable against such Guarantor, as the case may be, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), the effect of the seventh article of the certificate of incorporation of BDS Two, Inc., the effect of the eighth article of the certificate of incorporation of Lawter International Inc., the effect of the eleventh article of the certificate of incorporation of Bakelite North America Holding Company, the effect of the tenth article of the certificate of

Hexion U.S. Finance Corp.

Hexion Nova Scotia Finance, ULC

December 27, 2005

incorporation of Bakelite Epoxy Polymers Corporation, and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights generally.

The law governed by this opinion is limited to the present federal law of the United States, the present law of the State of New York, and the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

O’Melveny & Myers LLP

SCHEDULE I

GUARANTORS

Name	State of Incorporation / Organization

Hexion Specialty Chemicals, Inc.	New Jersey

BDS Two, Inc.	Delaware

Borden Chemical Investments, Inc.	Delaware

Borden Chemical Foundry, Inc.	Delaware

HSC Capital Corporation	Delaware

Lawter International Inc.	Delaware

Borden Chemical International, Inc.	Delaware

Bakelite North America Holding Company	Delaware

Bakelite Epoxy Polymers Corporation	Delaware

Oilfield Technology Group, Inc.	Delaware

Hexion CI Holding Company (China) LLC	Delaware